Exhibit 10.1

                   CONTRACT FOR THE PURCHASE OF THE EQUIPMENT

On June 26, 2005, OrganiTECH ("Seller") has sold, and the Buyer has bought, on terms of FOB Haifa Port, Israel, (INCOTERMS 2000), "The Equipment for the Growth of Leafy Vegetables", as well as the technical documentation.

The Seller shall transfer to the Buyer the right of property for the Equipment, and the Buyer has to pay to the Seller the price of the Equipment and to accept the delivery of the Equipment.

The Seller shall carry out the installation work under the present Contract.

The delivery of the Equipment shall be performed in the following way:

a) The Seller on the FOB terms (INCOTERMS 2000) shall deliver the Equipment to Haifa Port, Israel, and tranship it for transfer to the Buyer's carrier;

b) The Buyer's carrier, having notified about its consent to accept the Equipment for transportation, shall deliver the Equipment.

PRICES AND TOTAL VALUE OF THE CONTRACT

The total value of the Contract amounts to: 2,726,700 $ US dollars.

The prices of the Equipment are indicated to be FOB delivery terms at Haifa Port, Israel.

The prices are fixed and not subject to alterations for the whole time of delivery.

The price includes cost of equipment, cost of technical documentation, cost of packaging, cost of marking, cost of delivery from the Seller's premises to the port and transhipment, cost of export custom clearance on the Seller's territory, as well as the installation work.

TERMS OF PAYMENT

The currency of the present Contract shall be US dollars.

Payment for the cost of the Equipment shall be effected in the following way:

The Down Payment - 30%

The amount of 818,010 $US dollars, being 30% of the total value of the Contract, shall be paid against the Seller's invoice to the specified amount within 10 banking days of the date of signing of the present Contract by a direct bank transfer.

The Second Payment - 70%

The Buyer shall issue the amount of $1,908,690 US dollars, being 70% of the total value of the Contract, as a straight documentary letter of credit within 45 banking days of the date when the Seller received the bank transfer with the Down Payment indicated above.

The letter of credit shall be confirmed by a first-class European bank. The validity of the letter of credit shall be 260 days. The letter of credit consists of:

The Payment - 30%

The amount of 818,010 $US dollars, being 30% of the total value of the letter of credit, shall be paid to the Seller after the Seller provides a confirmation of the 50% readiness of the Equipment for shipment and presents an invoice to the amount indicated in this paragraph.

The Payment - 30%

The amount of 818,010 $US dollars, being 30% of the total value of the letter of credit, shall be paid to the Seller after the Buyer notifies about the receipt by the latter from the Seller of the Equipment.

The Payment - 10%

The amount of 272,670 $US dollars, being 10% of the total value of the letter of credit, shall be paid to the Seller after he provides the original Certificate of Acceptance and Putting the Equipment into Operation signed by the Seller's and the Buyer's authorized representatives, and presents an invoice to the amount indicated in this paragraph.